JOY GLOBAL INC.

Oren B. Azar
Secretary and
Associate General Counsel

December 22, 2004

Joy Global Inc.
100 E Wisconsin Ave, Suite 2780
Milwaukee WI 53202

Ladies and Gentlemen:

        I am the Secretary and Associate General Counsel of Joy Global Inc., a Delaware corporation (the “Company”), and have acted as its counsel in connection with its filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 of a registration statement on Form S-8 (the “Registration Statement”) covering the issuance of up to 3,500,000 shares of its common stock, $1.00 par value per share (the “Shares”), pursuant to the Joy Global Inc. 2003 Stock Incentive Plan (the “Plan”).

        For the purposes of this letter, I have examined such documents, records, certificates, memoranda and other instruments as I deemed necessary as a basis for this opinion. As to questions of fact material to the opinion expressed below, I have, when relevant facts were not independently established by me, relied upon certificates of officers of the Company or other evidence satisfactory to me. In all such examinations, I have assumed the genuineness of all signatures on original and certified documents, the authenticity of all documents submitted to me as original documents and the conformity to original or certified documents of all documents submitted to me as copies.

        Based upon and subject to the assumptions and limitations stated in this letter, I am of the opinion that the Shares have been duly authorized for issuance and, when sold, issued and paid for as contemplated by the Plan and the Registration Statement, will be legally issued, fully paid and non-assessable.

        I am admitted to practice law in the State of Illinois and the District of Columbia. My opinion set forth above is limited to the General Corporation Law of the State of Delaware and the federal laws of the United States and I do not express any opinion herein concerning any other laws. In particular, I express no opinion as to the potential liability of holders of Shares with respect to wage claims of, or other debts owing to, employees of the Company for services performed to the extent provided by Section 180.0622(2)(b) of the Wisconsin Business Corporation Law.

        I am furnishing this opinion in connection with the filing of the Registration Statement with the Commission and this opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose without my express written consent.

        I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,
Oren B. Azar Secretary and Associate General Counsel